EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-165530, 333-175390, 333-189565 and 333-221838 and Form S-3 Nos. 333-212051, 333-221837 and 333-226190) of AVEO Pharmaceuticals, Inc. of our reports dated March 14, 2019, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AVEO Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2019